Exhibit 99.1

Ciprico Reports Second Quarter Results

Minneapolis, MN — April 26, 2004 — Ciprico Inc. (NASDAQ:  CPCI), a leading manufacturer and marketer of high-performance storage and system solutions, today announced results for the second quarter and six-month period ended March 31, 2004.

Sales for the quarter were $4.2 million, a decrease of 51 percent over the prior year and 31 percent over the first quarter of fiscal 2004.  Gross profit margins for the quarter were 38.5 percent versus 36.2 percent for the prior year quarter.  Total operating expenses of $3.3 million for the quarter were flat from the first quarter of fiscal 2004 and decreased 14 percent from the same period last year.  Ciprico recorded a net loss for the quarter of $1.6 million or $0.34 per share versus a loss of $675,000 or $0.14 per share for the same period last year.

For the six months ended March 31, 2004, sales were $10.2 million, a decrease of $6.5 million or 39 percent versus $16.7 million for the same period last year.  Gross profit margins were 38.3 percent versus 36.3 percent for the previous year. Total operating expenses decreased $1.0 million or 14 percent from the same period last year.  Ciprico recorded a net loss for the first half of fiscal 2004 of $2.5 million or $0.53 per share, as compared with a net loss of $1.4 million or $0.29 per share for the same period last year.

Ciprico also announced the first result of its strategic review previously announced in March, which includes the implementation of a business reorganization and 40 percent workforce reduction.  With these changes Ciprico expects to reduce annual costs by approximately $3.8 million, including $3.2 million of operating expenses and $600,000 in cost of sales, beginning next quarter.  In connection with these actions, the Company expects to record non-recurring charges in the third fiscal quarter totaling approximately $3.0 million.  These amounts include severance and related costs, lease abandonment costs associated with satellite offices and a portion of its manufacturing and headquarters facility, write-down of certain fixed assets and adjustments to reduce certain product inventory to market value.

James W. Hansen, interim CEO, said, “Our sales and earnings performance this past quarter was unacceptable.  We have taken immediate steps to reposition the Company and reduce costs in response to current business conditions and are undertaking a complete strategic review.  While current sales levels are disappointing there were a number of positive accomplishments this past quarter, including:

•                  Increased sales of our new TALON™ and DiMeda™ products, which generated approximately $1.5 million of combined sales for the quarter at higher gross profit margins;

•                  Improved sales within our military segment with growth of 50 percent over the previous quarter and 35 percent over the prior year quarter;

•                  Maintained a strong balance sheet with $21.9 million of cash and minimal use of cash for the quarter through aggressive working capital management;

•                  Continued progress on the development and beta testing of the FibreSTORE 2212A, our newest serial ATA (SATA) storage product, which was introduced at the National Association of Broadcasters (NAB) show last week.

Our accomplishments were unfortunately offset by a significant downturn in sales within our broadcast segment.  Sales to our broadcast OEM customers were down over $2 million over the previous quarter and $5 million over the prior year, which we believe reflects soft conditions in that sector and the effects of competitive SATA products in certain applications.  We have also struggled to achieve meaningful traction with our newer fibre channel products, such as the FibreSTORE 2210, which has impaired our ability to deliver any consistent, sustainable revenue flow in our historical markets.”

Robert H. Kill, Chairman commented, “We believe our new serial ATA product enables us to pursue opportunities beyond our traditional digital media markets.    The FibreSTORE 2212A combines the performance features of our Accelerated Drive Teaming™ (XDT) technology with the lower cost advantage of serial ATA disk drives, providing an affordable storage solution for robust applications.  We have targeted several OEM opportunities for this product that includes prospects both within our traditional vertical markets as well as new applications and new markets.  We are excited about these prospects for longer range sales opportunities.”

Hansen added, “The positive impacts from our restructuring will help mitigate the impacts from any possible further sales decline.  We expect our quarterly expense levels will be lowered to approximately $2.5 million, which will reduce our break-even sales level.  While we are actively working a number of new opportunities, it is difficult to predict the timing of any new sales activity and we do expect to incur losses for the next six months.  We continue to closely manage our operating expenses and working capital to minimize use of cash and maintain our strong financial position.”

Hansen concluded, “Moving forward our focus is to maximize existing customer opportunities while we develop new business that best monetizes our technology capabilities.  We have an excellent team, a strong balance sheet, and believe our organization has the necessary resources to execute upon our initiatives. Additionally, we continue to evaluate strategic opportunities and have begun a search for new leadership to further leverage our technology capabilities to maximize shareholder value.”

The Company will host a conference call on Monday, April 26 at 11:00 a.m. Eastern Time and 10:00 a.m. Central Time, to discuss this release.  The conference call will be broadcast live via the Internet at www.ciprico.com.  The conference call will also be available live via telephone at 800-218-0530.  A replay will be available through May 3, 2004 at 800-405-2236, replay code 575780.

Certain statements in this news release are forward-looking and should be read in conjunction with cautionary statements in Ciprico’s SEC filings, reports to shareholders and other news releases.  Such forward-looking statements, which reflect our current view of future events and financial performance, involve known and unknown risks that could cause actual results and facts to differ materially from those expressed in the forward-looking statements for a variety of reasons.  Some of these reasons include the ability to achieve and maintain profitability; the impact of geopolitical and economic factors affecting the markets in which we are concentrated; the impact on revenues and earnings of the timing of product enhancements and new product releases; market acceptance of new products; sales and distribution issues; competition; dependence on suppliers; limited backlog and the historic and recurring pattern of a disproportionate percentage of total quarterly sales occurring the last month and weeks of a quarter.  Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Ciprico undertakes no obligation to update publicly or revise any forward-looking statements.

About Ciprico

Ciprico designs, manufactures and markets storage and system solutions for digital media applications within the broadcast and entertainment, military and government, and medical imaging markets. Ciprico solutions combine storage, networking and computing technologies to simplify and accelerate digital media workflows. Ciprico is headquartered in Minneapolis, MN. More information about Ciprico is available at www.ciprico.com

For Additional Information:

James W. Hansen Interim CEO (763) 551-4000	Thomas S. Wargolet Vice President — Finance and CFO (763) 551-4000

(more)

CIPRICO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(Amounts in thousands, except per share amounts)	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003

NET SALES	$4,186	$8,571	$10,228	$16,683
Cost of sales	2,575	5,469	6,311	10,631

GROSS PROFIT	1,611	3,102	3,917	6,052

OPERATING EXPENSES:
Research and development	1,494	1,584	2,881	3,032
Sales and marketing	1,375	1,698	2,785	3,376
General and administrative	476	606	977	1,278
Total operating expenses	3,345	3,888	6,643	7,686

LOSS FROM OPERATIONS	(1,734)	(786)	(2,726)	(1,634)
Other income, primarily interest	116	111	216	276

LOSS BEFORE INCOME TAXES	(1,618)	(675)	(2,510)	(1,358)

Income tax benefit	—	—	—	—

NET LOSS	$(1,618)	$(675)	$(2,510)	$(1,358)

Shares used to calculate net loss per share:
Basic and diluted	4,697	4,658	4,706	4,685

NET LOSS PER SHARE:
Basic and diluted	$(0.34)	$(0.14)	$(0.53)	$(0.29)

SALES INFORMATION

Comparative information on sales by market for the period ended March 31 are shown in the charts below (in millions).

For the quarter ended March 31:

	2004		2003
Market	Sales	% of Total	Sales	% of Total
Broadcast & Entertainment	$1.4	33%	$6.5	76%
Military & Government	2.7	64	2.0	23
Other	0.1	3	0.1	1
Total	$4.2	100%	$8.6	100%

For the six months ended March 31:

	2004		2003
Market	Sales	% of Total	Sales	% of Total
Broadcast & Entertainment	$5.2	51%	$11.2	67%
Military & Government	4.5	44	5.2	31
Other	0.5	5	0.3	2
Total	$10.2	100%	$16.7	100%

CIPRICO INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	September 30,
(In thousands)	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$6,236	$5,159
Marketable securities and short term investments	13,584	16,766
Accounts receivable, less allowance	2,536	4,016
Inventories	3,190	3,928
Other current assets	426	453
Total current assets	25,972	30,322
Property and equipment, net	1,377	1,972
Marketable securities	2,110	—
Other assets	42	42
	$29,501	$32,336

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,568	$2,151
Accrued expenses	1,961	1,887
Deferred revenue	365	312
Total current liabilities	3,894	4,350

Shareholders’ equity:
Capital stock	47	47
Additional paid-in capital	35,040	34,840
Retained earnings (deficit)	(9,391)	(6,881)
Deferred compensation from restricted stock	(89)	(20)
Total shareholders’ equity	25,607	27,986
	$29,501	$32,336

CIPRICO INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Six Months Ended March 31,
(In thousands)	2004	2003

Cash flows from operating activities:
Net loss	$(2,510)	$(1,358)
Depreciation and amortization	702	932
Changes in operating assets and liabilities	1,820	(924)

Net cash flows provided (by used in) operating activities	12	(1,350)

Cash flows from investing activities:

Equipment purchases	(107)	(1,058)
Purchases of marketable securities	(12,505)	(11,088)
Proceeds from sale or maturity of marketable securities	13,577	16,078

Net cash flows provided by investing activities	965	3,932

Cash flows from financing activities:

Repurchase of common stock	—	(622)
Proceeds from issuance of common stock	100	99

Net cash flows provided by (used in) financing activities	100	(523)

Net increase in cash and cash equivalents	1,077	2,059

Cash and cash equivalents at beginning of period	5,159	6,413

Cash and cash equivalents at end of period	6,236	8,472

Marketable securities, current	13,584	15,628
Marketable securities, non-current	2,110	—

Total cash and marketable securities	$21,930	$24,100

###